Exhibit 99.1

PRESS RELEASE
CRESCENT ANNOUNCES SUCCESSFUL COMPLETION OF MERGER
FORT WORTH, TEXAS, August 3, 2007— Crescent Real Estate Equities (NYSE: CEI) today announced the successful completion of the proposed acquisition of Crescent by affiliates of Morgan Stanley Real Estate. The transaction was approved at a special meeting of the shareholders on August 1, 2007. Under the terms of the transaction, Crescent shareholders will receive $22.80 in cash for each CEI share held.
John C. Goff, Crescent’s vice-chairman and chief executive officer, said, “Today we are pleased to announce that we have completed our transaction with Morgan Stanley Real Estate, a transaction that was embraced by our Board and management as well as our shareholders. We are confident that the transition process will be seamless for our customers, employees, partners and vendors.”
Under the terms of the merger agreement, Crescent was merged into an affiliate of Morgan Stanley Real Estate, the separate legal existence of Crescent ceased, and the affiliate of Morgan Stanley Real Estate continues as the surviving entity.
Greenhill & Co., LLC acted as the financial advisor to Crescent with Pillsbury Winthrop Shaw Pittman LLP acting as legal counsel. Morgan Stanley acted as financial advisor to Morgan Stanley Real Estate with Goodwin Procter LLP and Jones Day acting as legal counsel.
ABOUT CRESCENT
Crescent Real Estate Equities Limited Partnership is headquartered in Fort Worth, Texas. Through its subsidiaries and joint ventures, Crescent owns and manages a portfolio of 54 premier office buildings totaling 23 million square feet located in select markets across the United States with major concentrations in Dallas, Houston, Denver, Miami, and Las Vegas. Crescent also holds investments in resort residential developments in locations such as Scottsdale, AZ, Vail Valley, CO, and Lake Tahoe, CA; and in the wellness lifestyle leader, Canyon Ranch®. For more information, visit Crescent’s Web site at www.crescent.com.
FORWARD-LOOKING STATEMENTS
This press release may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause the Company’s actual results to differ materially from those implied or expressed by the forward-looking statements. Crescent assumes no duty whatsoever to update these forward-looking statements or to conform them to future events or developments.
FOR MORE INFORMATION
Jane E. Mody, Managing Director and Chief Financial Officer, Crescent (817) 321-1086
Jeremy C. Sweek, Investor & Media Relations Senior Manager, Crescent (817) 321-1464
Alyson D’Ambrisi, Media Relations, Morgan Stanley (212) 762-7006

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